Exhibit 99(a)

                Culp Announces Third Quarter Fiscal 2006 Results

     HIGH POINT, N.C.--(BUSINESS WIRE)--March 1, 2006--Culp, Inc. (NYSE:CFI) today reported financial and operating results for the fiscal 2006 third quarter and nine months ended January 29, 2006.

     Overview

     For the three months ended January 29, 2006, net sales were $61.0 million compared with $69.1 million a year ago. The company reported a net loss of $2.2 million, or $0.19 per diluted share, for the third quarter of fiscal 2006 compared with a net loss of $4.9 million, or $0.42 per diluted share, for the third quarter of fiscal 2005. The financial results for the third quarter of fiscal 2006 include $1.0 million, or $0.09 per diluted share, in restructuring and related charges, after taxes. Excluding these charges, net loss for the third fiscal quarter was $1.1 million, or $0.10 per diluted share. The results for the third quarter of fiscal 2005 include after-tax restructuring and related charges of $3.4 million, or $0.29 per diluted share. Excluding these charges, net loss for the third fiscal quarter of 2005 was $1.5 million, or $0.13 per diluted share. (A reconciliation of the net loss and net loss per share calculations has been set forth on Page 6.)
     For the nine months ended January 29, 2006, the company reported net sales of $190.4 million compared with $212.3 million for the same period a year ago. Net loss for the first nine months of fiscal 2006 was $10.3 million, or $0.89 per diluted share, compared with a net loss of $10.1 million, or $0.88 per diluted share, for the same period last year. Excluding restructuring and related charges, net loss for the first nine months of fiscal 2006 was $2.1 million, or $0.18 per diluted share. Excluding restructuring and related charges and goodwill impairment, net loss for the first nine months of fiscal 2005 was $2.1 million, or $0.18 per diluted share.
     Robert G. Culp, III, chairman of the board and chief executive officer of Culp, Inc., said, "We have continued to take aggressive steps to transition Culp to a leaner and more agile business model in response to a dynamic global marketplace. We have made solid progress through the first nine months of fiscal 2006 with respect to each of our operating segments - mattress ticking and upholstery fabrics. While we have challenges ahead, we are already realizing the benefits of our strategic initiatives and believe we are taking the necessary steps to position Culp for success over the long term."

     Mattress Fabrics Segment

     Mattress fabric (known as mattress ticking) sales for the third quarter were $22.7 million compared with $25.6 million for the third quarter of fiscal 2005. On a unit volume basis, total yards sold decreased by 11.8 percent compared with the third quarter of fiscal 2005. This trend reflects overall softness in industry sales of mattresses, and a decline in demand for the printed ticking product line, which has become a less popular category. The average selling price for mattress ticking was essentially unchanged for the third quarter compared with the same period last year. Operating income for this segment was $1.8 million, or 7.9 percent of sales, compared with $1.6 million, or 6.2 percent of sales, for the prior-year period.
     "Mattress ticking sales accounted for 37 percent of our business during the third quarter and we demonstrated meaningful improvement in our operating margins over the prior quarter and over the same period a year ago," noted Culp. "These trends reflect the productivity gains from our capital project and we expect to see some further margin improvement as we move closer to our target productivity levels by the end of fiscal 2006. We believe that we have a strong competitive position in the marketplace in mattress ticking."

     Upholstery Fabrics Segment

     Sales for this segment were $38.4 million, an 11.8 percent decline compared with $43.5 million in the third quarter of fiscal 2005. Total yards sold declined by 13.1 percent, while average selling prices were up 1.4 percent compared with the third quarter of fiscal 2005. Sales of upholstery fabrics, which accounted for 63 percent of overall sales, reflect continued soft demand industrywide for U.S. produced fabrics, driven by consumer preference for leather and suede furniture and other imported fabrics, including cut and sewn kits. Sales of U.S. produced fabrics were $23.6 million, down 34 percent from the third quarter of fiscal 2005, while sales of non-U.S. produced fabrics were $14.7 million, up 89 percent over the prior year period. Operating loss for the upholstery fabrics segment for the third quarter of fiscal 2006 was $1.6 million compared with an operating loss of $2.0 million for the same period a year ago. These results reflect significantly lower gross profit in U.S. operations versus a year ago due to lower sales volumes and higher manufacturing variances as the company has experienced transition issues related to moving its finishing and yarn operations to outside suppliers and consolidating its velvet operations. Offsetting the lower gross profit in this segment were lower selling, general and administrative expenses, which were down 31 percent for the third quarter of fiscal 2006 compared with the same period last year.
     Culp remarked, "Our non-U.S. operations continue to report favorable growth trends. Sales of upholstery fabrics produced outside our U.S. manufacturing plants were up 89 percent year-over-year, and accounted for 38 percent of Culp's upholstery fabric sales for the third quarter. Our most recent introductions of offshore-produced fabrics were well placed at the Las Vegas furniture market in late January, and we are seeing solid placements with customers for the spring furniture market in High Point. We believe our non-U.S.-produced upholstery fabrics business, with approximately 200 associates in our China operation, represents a significant growth opportunity for Culp. We intend to expand our capabilities and continue to build on our China platform as our customers source more of their fabric requirements outside of the United States."
     "With respect to our U.S. upholstery fabric operations, we remain focused on our goal to develop a sustainable and profitable business model that will support our customers' requirements," added Culp. "Since the beginning of fiscal 2006, we have worked diligently to revamp our U.S. upholstery fabric product strategy by offering a more select group of attractively priced, high volume decorative and velvet fabrics that are well packaged by color and coordination. Along with this shift in product strategy, we have also taken aggressive steps since the beginning of fiscal 2006 to reduce our U.S. manufacturing costs and capacity and selling, general and administrative expenses. We consolidated two velvet manufacturing operations, consolidated our finished goods distribution and design centers and closed two of our three yarn manufacturing plants. In addition, we are implementing the outsourcing of our decorative fabrics finishing operation.
     "Once our outsourcing initiative for finishing services is completed, which is now expected by the end of April 2006, Culp will have three U.S. manufacturing facilities operating in the upholstery fabrics segment - one for velvet fabrics, one for decorative fabrics and one for specialty yarns. As a result of these past restructuring actions, the book value of our U.S. based upholstery fabrics fixed assets is projected to be about $13 million by the end of fiscal 2006, compared with approximately $52 million at the end of fiscal 2004.
     "Although we have taken very decisive actions and made considerable progress in our U.S. operations, we are taking some additional steps to help us to meet our objectives," added Culp. "During the fourth quarter of fiscal 2006, we are dropping a number of lower volume products that do not fit our U.S. operating model of more volume-oriented products. Also, we are discontinuing the production of our U.S. produced printed upholstery fabrics due to the substantial decline in sales of this product category. Sales of this category accounted for 3.7 percent of our overall upholstery fabric sales through the first nine months of fiscal 2006. These steps will allow us to further reduce our U.S. manufacturing costs and move us closer to reaching our target operating model."

     Balance Sheet

     "We have continued to carefully manage our balance sheet through this period of transition," Culp noted. "As of January 29, 2006, our balance sheet reflects $12.9 million in cash and cash equivalents compared with $5.1 million at the end of fiscal 2005. We have a $7.5 million principal payment plus interest due March 15, 2006 on our $50 million term loan, and will have no additional principal payments on this loan due until March 15, 2007. We have continued to closely monitor our inventory levels and have reduced them by $10.0 million, or 19 percent, since the end of the first quarter of fiscal 2006, all in our upholstery fabrics segment."

     Outlook

     Commenting on the outlook for the remainder of the fiscal year ending April 30, 2006, Culp remarked, "We expect to see further progress with respect to the many strategic initiatives that are underway at Culp. Overall, we anticipate a similar year-over-year decline in sales as we had in the third quarter. We also expect sales in our mattress ticking segment will show about the same year-over-year decline as we had in the third quarter. Operating income margins in this segment are expected to improve slightly over the same period last year due to the benefits from our capital project. In the upholstery fabrics segment, we expect continued growth in sales of fabrics produced outside the U.S. However, we believe sales of domestically produced upholstery fabrics will continue to reflect weak demand, resulting in a similar overall segment year-over-year decline as we had in the third quarter. Even with lower U.S. sales, we believe the upholstery fabric segment's operating results will show substantial year-over-year improvement due to less manufacturing variances in the U.S. and higher profitability in our non-U.S. operations. As a result, we expect to report a modest operating loss in upholstery fabrics in our fourth quarter, compared with an operating loss of $2.0 million for the same period of 2005.
     "Considering these factors, we expect the company to report fourth quarter results in the range of ($0.04) to $0.02 per diluted share, excluding restructuring and related charges. This is management's best estimate at present, recognizing that future financial results are difficult to predict because the upholstery fabrics industry is undergoing a dramatic transition and many internal changes are still underway within the company. The actual results will depend primarily upon the level of demand throughout the quarter, the company's progress with respect to restructuring activities for our domestic upholstery fabrics operations and the impact of raw material costs."
     "The company estimates that restructuring and related charges of approximately $1.0 million ($650,000, net of taxes, or $0.06 per diluted share) will be incurred during the fourth fiscal quarter. Including the restructuring and related charges, the company expects to report a net loss for the fourth fiscal quarter in the range of ($0.10) to ($0.04) per diluted share. (A reconciliation of the projected net loss per share calculation has been set forth on Page 6.)
     In closing, Culp remarked, "We remain focused on our primary objective to restore Culp to profitability. The past year has been an important period of transition and we have continued to make measurable progress. We are close to realizing the full benefits of the capital project in the mattress ticking segment and, as a result, have enhanced our cost-competitive position on a global basis. Our non-U.S. produced upholstery fabric business, including our China platform, is gaining momentum and we are continuing to expand our capabilities and our global market reach. We believe the strategic steps we have taken in our U.S. upholstery fabric business to revamp our product strategy and substantially reduce operating costs and capacity will move us closer to our goal of being profitable in this segment. Overall, we believe the fourth quarter will continue to reflect the benefits of our efforts over the past year, and we expect to see improved operating results over the same period last year."

     About the Company

     Culp, Inc. is one of the world's largest marketers of mattress fabrics for bedding and upholstery fabrics for furniture. The company's fabrics are used principally in the production of bedding products and residential and commercial upholstered furniture.

     This release contains statements that may be deemed "forward-looking statements" within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of 1934). Such statements are inherently subject to risks and uncertainties. Further, forward-looking statements are intended to speak only as of the date on which they are made. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often but not always characterized by qualifying words such as "expect," "believe," "estimate," "plan" and "project" and their derivatives, and include but are not limited to statements about the company's future operations, production levels, sales, SG&A or other expenses, margins, gross profit, operating income, earnings or other performance measures. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions. Decreases in these economic indicators could have a negative effect on the company's business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the Company adversely. Changes in consumer tastes or preferences toward products not produced by the Company could erode demand for the Company's products. In addition, strengthening of the U.S. dollar against other currencies could make the Company's products less competitive on the basis of price in markets outside the United States. Also, economic and political instability in international areas could affect the company's operations or sources of goods in those areas, as well as demand for the company's products in international markets. Finally, unanticipated delays or costs in executing restructuring actions could cause the cumulative effect of restructuring actions to fail to meet the objectives set forth by management. Other factors that could affect the matters discussed in forward-looking statements are included in the company's periodic reports filed with the Securities and Exchange Commission.


                              CULP, INC.
                    Condensed Financial Highlights
                              (Unaudited)

                 Three Months Ended            Nine Months Ended
              -------------------------   ---------------------------
              January 29,   January 30,    January 29,    January 30,
                 2006          2005           2006          2005
              -----------   -----------   ------------   ------------
Net sales     $61,035,000   $69,060,000   $190,383,000   $212,315,000

Net loss      $(2,169,000)  $(4,877,000)  $(10,261,000)  $(10,122,000)
Net loss per
 share:
   Basic      $     (0.19)  $     (0.42)  $      (0.89)  $      (0.88)
   Diluted    $     (0.19)  $     (0.42)  $      (0.89)  $      (0.88)
Net loss per
 share, diluted,
 excluding
 restructuring
 and related
 charges and
 goodwill
 impairment/a $     (0.10)  $     (0.13)  $      (0.18)  $      (0.18)

Average shares
 outstanding:
    Basic      11,562,000    11,550,000     11,557,000     11,549,000
    Diluted    11,562,000    11,550,000     11,557,000     11,549,000

/a Excludes restructuring and related charges of $1.7 million ($1.0 million, or $0.09 per diluted share, after taxes) for the third quarter of fiscal 2006. Excludes restructuring and related charges of $13.2 million ($8.2 million or $0.71 per diluted share, after taxes) for the first nine months of fiscal 2006.

     Excludes restructuring and related charges of $5.4 million ($3.4 million, or $0.29 per diluted share, after taxes) for the third quarter of fiscal 2005. Excludes restructuring and related charges and goodwill impairment of $12.9 million ($8.0 million or $0.70 per diluted share, after taxes) for the first nine months of fiscal 2005.

     Reconciliation of Net Loss as Reported to Pro Forma Net Loss
                              (Unaudited)

                    Three Months Ended          Nine Months Ended
                -------------------------  --------------------------
                 January 29,  January 30,   January 29,   January 30,
                    2006         2005          2006          2005
                ------------  -----------  ------------  ------------
Net loss,
 as reported     $(2,169,000) $(4,877,000) $(10,261,000) $(10,122,000)
Restructuring
 and related
 charges, net
 of income
 taxes             1,041,000    3,387,000     8,174,000     4,850,000
Goodwill
 impairment,
 net of income
 taxes                   --           --            --      3,193,000
                 -----------  -----------  ------------  ------------
Pro forma net
 loss            $(1,128,000) $(1,490,000) $ (2,087,000) $ (2,079,000)
                 ===========  ===========  ============  ============

          Reconciliation of Net Loss Per Share as Reported to
                     Pro Forma Net Loss Per Share
                              (Unaudited)

                    Three Months Ended          Nine Months Ended
                -------------------------  --------------------------
                 January 29,  January 30,   January 29,   January 30,
                    2006         2005          2006          2005
                ------------  -----------  ------------  ------------
Net loss, as
 reported       $      (0.19) $     (0.42) $      (0.89) $      (0.88)
Restructuring
 and related
 charges, net
 of income
 taxes                  0.09         0.29          0.71          0.42
Goodwill
 impairment,
 net of
 income taxes            --           --           --            0.28
                 -----------  -----------  ------------  ------------
Pro forma net
 loss per share  $     (0.10) $     (0.13) $      (0.18) $      (0.18)
                 ===========  ===========  ============  ============

                               Culp Inc.
        Reconciliation of Projected Range of Net Loss Per Share
      to Projected Range of Pro Forma Net Income (Loss) Per Share
                              (Unaudited)

                                                        Three Months
                                                           Ending
                                                          April 30,
                                                            2006
                                                       --------------
Projected range of net loss per diluted share          $(0.10)-$(0.04)
Projected restructuring and related charges, net of
  income taxes                                                   0.06
                                                       --------------
Projected range of pro forma net income (loss) per
  diluted share                                        $(0.04)- $0.02
                                                       ==============


     CONTACT: Culp Inc., High Point
              Investors: Kenneth R. Bowling, 336-881-5630 or
              Media: Kenneth M. Ludwig, 336-889-5161